                                                                EXHIBIT 10.52.1

                              MANAGEMENT AGREEMENT

     THIS MANAGEMENT AGREEMENT (the "Agreement") is made as of the 31st day of March, 2001 (the "Effective Date"), by and between THREE RIVERS DIALYSIS SERVICES, LLC, a Delaware limited liability company (the "Company"), and DMN OF INDIANA CORPORATION, an Indiana corporation ("DMN").

                                   BACKGROUND

     DMN and its parent corporation, Renal Care Group, Inc. ("RCG"), are engaged in the business of owning, operating, and managing dialysis centers. The Company intends to develop and will thereafter own and operate an outpatient dialysis center in Van Wert, Ohio at the location listed on Exhibit A, as such exhibit may be amended from time to time to list accurately all outpatient centers operated or maintained by the Company, including newly acquired or built outpatient dialysis centers (the "Centers"). The Company desires that DMN, as "General Manager," manage the operations of the Centers pursuant to this Agreement, and DMN is willing to serve as General Manager under the terms set forth in this Agreement. The Company further desires that DMN have responsibility for the acquisition, development, construction and equipping of the Centers under the terms set forth in this Agreement. Therefore, the Company and DMN agree as follows:

                                   ARTICLE I.
                            AUTHORITY OF THE PARTIES

     1.1 Policy Formulation. DMN shall formulate general administrative and operational policies for the Company and its Centers, which shall be subject to approval by the Managers of the Company (the "Managers") as set forth in the Three Rivers Dialysis Services, LLC Limited Liability Company Agreement (the "Joint Venture Agreement"). Upon approval by the Managers, DMN shall implement and carry out such policies, in the manner specified in this Agreement. In no event shall DMN establish or adopt any policy or procedure that directly affects the provision of medical care to patients without the prior written approval of the Managers.

     1.2 Grant of Day-to-Day Management Authority. Subject to the limitations set forth in this Agreement, the Company hereby grants and delegates to DMN the authority to supervise and manage the day-to-day operations of the Company and the Centers and to perform the other specific functions set out in this Agreement.

     1.3 Grant of Development Authority. Subject to the limitations set forth in this Agreement, the Company hereby grants and delegates to DMN the authority to supervise and manage the location, acquisition, design, construction and/or development of the Center and any new centers that the Company determines to acquire or develop ("New Centers") and to perform the other specific functions set out in this Agreement with respect to the development of the Center and any New Centers. RCG will prepare, among other things, a capital budget for each Center, which shall be reviewed by the Managers and the Medical Director (as defined below) and approved by the Managers. The development services to be provided by DMN are described more fully in Exhibit C.

     1.4 Ultimate Control. The Company shall at all times exercise ultimate authority and control over the business of the Company, including authority and responsibility regarding the powers, duties and responsibilities vested in the Company with respect to the Centers by applicable law and regulations. Without limiting this authority, the Managers shall retain authority to approve, in advance,

(a) all decisions and actions of the Company that are outside the ordinary course of the Company's business; (b) site selection for New Centers; (c) selection and replacement of the Administrator; and (d) any Budget (as defined below) or any significant modifications to any Budget.

     1.5 Relationship of the Parties. This Agreement reflects the appointment of DMN as the General Manager of the Company and its Centers. Nothing in this Agreement shall be construed to render either party the employer or employee of the other, agent or principal of the other, or joint venturer or partner of the other. Neither party shall have the right to bind the other party, to exercise control of the other party, or to conduct the other party's business, except as expressly set forth in this Agreement.

                                   ARTICLE II.
                          ON-SITE MANAGEMENT PERSONNEL

     2.1 Appointment of Administrator. DMN shall appoint an administrator for the Centers (the "Administrator"), who shall be an employee of DMN or a corporate subsidiary of RCG. DMN shall permit the Medical Director to interview and comment upon any prospective administrator prior to engaging him or her as Administrator under this Agreement, and DMN shall consider in good faith the comments of the Medical Director concerning such prospective administrator. Compensation and benefits to be paid to and on behalf of the Administrator shall be competitive with similarly situated administrators and shall be set forth in the Budget. DMN shall be responsible for ensuring that the Administrator performs fully under the terms of this Agreement, and DMN shall be liable to the Company for any breaches of any duties, responsibilities, representations, warranties or covenants of the Administrator.

     2.2 Administrator Responsibilities. The Administrator shall have general day-to-day responsibility for managing the Centers, except with respect to matters over which the Medical Director has authority (as more fully described in Section 4.1 below). The Administrator will consult with the Medical Director of each Center regarding staffing, budgeting, purchasing of medical supplies and equipment, and other matters having clinical significance. The Administrator may perform other duties that DMN deems appropriate that do not interfere with the performance of the Administrator's duties under this Agreement.

     2.3 Reimbursement of Costs of Administrator. DMN shall be reimbursed by the Company, as part of DMN's direct operating costs for managing the Company and the Centers and/or the development costs of the New Centers, for all costs associated with providing the Administrator as required by this Agreement, including salary and benefit packages for the Administrator. DMN shall invoice the Company for such costs every two weeks, and the Company shall make payment to DMN within five business days after its receipt of such invoice.

     2.4 Other Personnel. DMN shall employ and supervise all other personnel reasonably necessary to perform its duties under this Agreement to operate the Centers, and in its discretion may remove, reassign or relocate such other personnel as it deems appropriate. The Company shall reimburse DMN, as part of DMN's direct operating and/or development costs for the Centers, for all costs (including wages, salaries and benefits) associated with providing local personnel and independent contractors assigned to and performing services at the Centers. DMN shall invoice the Company for such costs every two weeks, and the Company shall make payment to DMN within five business days after the Company's receives of such invoice. To the extent such services are performed by personnel located at DMN's or RCG's corporate or regional offices, the costs associated with providing such personnel will be included in the Management Fee (as defined below).

     2.5 Responsibility for Personnel. In no event will the employees of any of DMN, RCG or any subsidiary of RCG be deemed employees of the Company, and, as such, no employee of DMN, RCG or any subsidiary of RCG shall be entitled to any employee benefits including vacation pay, sick leave, retirement benefits, Social Security, workers' compensation, or disability or unemployment insurance benefits that may be provided or made available to the Company's employees, if any. The terms of this Section 2.5 shall take precedence over any inconsistent terms that may be found in the policies or other documents of the Company as presently existing or as amended.

                                  ARTICLE III.
                             ADMINISTRATIVE SERVICES

     3.1 General Responsibilities and Services. DMN shall perform the services described in this Article III and all related functions as reasonably necessary for the effective management of the Centers, including, without limitation, the services listed on attached Exhibit B. To facilitate the performance of these services, the Company appoints DMN as its true and lawful attorney-in-fact to
(a) bill and collect all charges and reimbursements for services, devices and supplies rendered by the Centers, as contemplated by Section 3.4 of this Agreement; (b) take possession of and endorse in the name of the Company all cash, notes, checks, money orders, insurance payments and any other instruments received as payment of changes of the Centers and accounts receivable; (c) deposit all collections into depository accounts and make withdrawals from such accounts, as contemplated by Sections 3.5 and 3.6 below; (d) with the prior written consent of the Managers, place accounts for collection, institute legal action for the recovery of accounts, and settle and compromise claims; and (e) incur obligations and enter into agreements on behalf of the Company, as contemplated and limited by Section 3.8 below.

     3.2 Annual Operating and Capital Budget. Not later than November 15 of each calendar year, DMN shall prepare and present to the Managers and the Medical Director a proposed annual operating and capital budget for the Company (the "Budget") for the following calendar year. The Company and the Medical Director shall have 30 days in which to review the Budget and any material objections or necessary changes to the Budget shall be in writing. DMN shall promptly respond to any objections and requested changes, after which the Company shall approve the Budget.

     3.3 Regulatory Compliance. DMN shall apply for and maintain, on behalf of and in the name of the Company, and with the Company's cooperation and assistance, all state and federal licenses, permits, certifications and approvals required in connection with the management and operation of the Centers, including an End Stage Renal Dialysis Medicare provider number ("ESRD Number"), except that the Company shall be solely responsible for any required Certificates of Need. If requested by the Company, DMN shall also apply for and maintain on behalf of and in the name of the Company, and with the Company's cooperation and assistance, accreditation by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") for the Centers. RCG shall prepare and submit on behalf of the Company all necessary reports and filings, including cost and utilization reports, supporting data and other material required in connection with applicable federal and state reimbursement programs and other third-party payment contracts and programs in which the Company may from time to time participate. In addition, RCG shall use commercially reasonable efforts consistent with the operation of its other dialysis facilities to cause the Company to be in compliance with all local, state and federal laws and regulations of agencies having jurisdiction over the Company or operations of the Centers and to comply with requirements of payors if the failure to comply with such laws would have a material adverse effect on the Company.

     3.4 Billing and Collection of Accounts. DMN shall design, implement and maintain a billing and collection system appropriate for the Centers' operations. The system shall require that all bills be issued under the applicable Center's ESRD Number.

     3.5 Deposits. DMN shall promptly deposit all funds it receives on behalf of the Company in accounts with banks or other depository institutions. Any investment of funds of the Company other than in such accounts must be approved in advance by the Manager.

     3.6 Payment of Expenses. Subject to the approved Budget, DMN shall pay, or reimburse itself out of the accounts described in Section 3.5, all operating expenses of the Centers. Operating expenses of the Centers shall include, but not be limited to: the fees payable under this Agreement, payroll (wages, salaries and benefits) and expenses relating to personnel working at the Centers; lease payments for the Centers; the cost of utilities, maintenance and supplies (both medical and nonmedical) for the Centers; equipment (both medical and non-medical, including computer hardware) for the Centers; and other direct variable and fixed expenses incurred by DMN in the operation of the Centers that are not included as part of the Management Fee. The expenses included in the Management Fee are the expenses incurred in performing the services set forth on the attached Exhibit B. Each annual Budget shall identify by job description or position personnel working at the Centers or local administrative offices of the Company whose compensation and benefits (or a portion thereof) will be operating expenses of the Centers. The Company shall also reimburse DMN for any direct expenses incurred in the design, construction and development of New Centers, which expenses were incurred in accordance with the capital budget.

     3.7 Accounting Records and Reports. DMN shall implement and maintain an accounting system appropriate and adequate for the needs of the Company and shall provide to the Company, on or before the last business day of each month, monthly unaudited financial statements for the prior month for each Center. These financial statements shall be prepared on an accrual basis in accordance with generally accepted accounting principles consistently applied. Within 90 days after the end of each fiscal year of the Company, DMN will provide to the members in the Company such financial information necessary to permit them to prepare their tax returns, and within 120 days after the end of each fiscal year of the Company, DMN will provide to the Partners in the Company unaudited financial statements for the prior fiscal year prepared in accordance with generally accepted accounting principles, which financial statements include a comparison of actual performance to Budget. In addition, the Managers may, at any time upon reasonable advance notice to DMN, and the members in the Company may, to the extent permitted under the Joint Venture Agreement, inspect the books and records of the Company.

     3.8 Ancillary and Other Agreements. On behalf of the Company, and subject to the restrictions contained in the Joint Venture Agreement, DMN shall negotiate and enter into agreements as DMN reasonably deems necessary or advisable for the provision to the Centers of utilities, concessions, supplies and non-physician services that are not provided directly by DMN under this Agreement.

     3.9 Notification of Complaints. DMN shall notify the members in the Company within a reasonable time following any inquiry, notice or claim alleging any material deficiency or violation of local, state or federal law, ordinance or regulation. DMN also shall notify the Managers and the Medical Director of any claims or complaints by patients, providers, employees or contractors pertaining to the operation of the Centers or the use of their assets that could reasonably be expected either to damage the reputation of the Company or to subject the Company to substantial monetary liability.

                                   ARTICLE IV.
                              DUTIES OF THE COMPANY

     4.1 Medical Practice and Medical Directors. DMN shall not be responsible for the provision of physician care to patients of the Centers. Each Center shall have a medical director (the "Medical Director"), who shall supervise all professional medical services performed in the Center(s) for which the Medical Director is responsible. The Medical Director shall also undertake overall coordination of utilization review, quality assurance and related functions as directed by the Company. The Medical Director shall also consult with the Administrator on a regular basis regarding staffing, budgeting, purchasing of medical supplies and equipment and other matters of clinical significance. The Medical Director may perform other duties as the Company deems appropriate that do not interfere with the performance of the Medical Director's duties under the applicable medical director agreement.

     4.2 Data and Information. The Company and DMN shall provide to each other, without charge, such necessary and relevant data and information in the possession of such party as shall be reasonably required or requested by the other party in order to enable it to perform its duties under this Agreement.

     4.3 Cooperation with DMN. The Company shall cooperate with DMN to facilitate DMN's efficient performance of its management responsibilities under this Agreement

     4.4 Patient Records. All patient medical records shall be and remain the sole property of the Company and shall be maintained at the Centers. Notwithstanding the foregoing, the Company shall, subject to applicable laws relating to disclosure of patient records, at all times during the term of this Agreement, make available to DMN any medical records determined by DMN to be necessary to perform its services and carry out its responsibilities under this Agreement. DMN and the Company shall jointly implement procedures to preserve the confidentiality of patient medical records and shall cooperate in compiling data regarding patient treatment costs and outcomes. So long as the use of the compiled data is not prohibited by applicable laws, DMN and RCG will have the non-exclusive right to use, develop and license such compiled data to third parties.

                                   ARTICLE V.
                               COMPENSATION TO DMN

     5.1 Compensation. In consideration of the services to the Company to be provided by DMN pursuant to this Agreement, and in addition to the reimbursement of any costs or expenses as contemplated by this Agreement, the Company will pay DMN, as a reimbursement of indirect expenses and overhead associated with providing services under this Agreement, a management fee equal to six percent (6%) of the Net Revenues of the Centers (the "Management Fee"). The services for which RCG will be compensated pursuant to the Management Fee are those described in Exhibit B and Exhibit C. Each year's estimated Management Fee shall be contained in the Budget. For purposes hereof, the term "Net Revenues" means all gross revenues of the Centers, determined in accordance with generally accepted accounting principles, minus contract allowances, bad debts and charity care. The Company acknowledges and agrees that the fees to be paid to DMN under this Agreement resulted from arms-length negotiations between DMN and the members of the Company other than DMN and constitute fair and equitable consideration for the services to be provided by DMN.

     5.2 Manner of Payment. The Management Fee shall be paid monthly on or before the tenth business day of each month. DMN may reimburse itself for the Management Fee, as contemplated by Section 3.5 of this Agreement.

                                   ARTICLE VI.
                            OWNERSHIP OF WORK PRODUCT

     All operating procedures, protocols, information systems, operating data, computer data bases, reports and other non-public proprietary business systems or information owned by DMN or RCG and used in the performance of services hereunder are and shall be and remain the exclusive property of DMN or RCG, as appropriate. DMN hereby grants the Company a non-exclusive license to use such DMN proprietary business systems and information until such time as neither DMN nor any affiliate of RCG is a member in the Company.

                                  ARTICLE VII.
                          INSURANCE AND INDEMNIFICATION

     7.1 Indemnification. Each party (the "Indemnifying Party") shall indemnify, save and hold harmless the other party (the "Indemnified Party") from and against any and all judgments, damages, costs and expenses, including reasonable attorney's fees, paid or incurred by the Indemnified Party and arising out of the breach of this Agreement or negligent acts or omissions, intentional misconduct, or unlawful acts of Indemnifying Party. Indemnified Party shall promptly notify Indemnifying Party of any claim, demand or action, or any incident of which Indemnified Party has actual or constructive knowledge, which may reasonably result in a claim, demand or action, and for which Indemnified Party will look to Indemnifying Party for indemnification under this Section. In addition, Indemnified Party, its managers, directors, officers, employees and servants, shall cooperate fully with Indemnifying Party in Indemnifying Party's investigation and review of any such claim, demand, action or incident and shall not enter into any admissions, agreements or settlements that may affect the rights of Indemnified Party or Indemnifying Party without the prior written consent of Indemnifying Party. Indemnifying Party shall have the right, in its sole discretion, to assume the defense of Indemnified Party in any such claim, action or proceeding.

     7.2 Defense of Third Party Claims. If the Indemnifying Party assumes the defense of a claim by a third party, the Indemnified Party shall have the right to employ separate counsel in any such claim, but the fees and expenses of the Indemnified Party's counsel shall be at the expense of the Indemnified Party, unless (a) employment of such counsel and payment of the resulting fees and expenses has been specifically authorized in writing by the Indemnifying Party, or (b) in the reasonable judgment of such independent counsel, employment of such counsel is necessary because the claim or defense for which such counsel is employed is inconsistent or in conflict with the claims or defenses of the Indemnifying Party, or (c) the Indemnified Party has reasonably concluded, based on advice of counsel, that there may be claims or defenses available to it that are different from or in addition to those available to the Indemnifying Party. In the cases described in (a) through (c) above, such fees and expenses will be borne by the Indemnifying Party.

     7.3 Professional Liability Insurance. The Company and each physician that provides services at or through the Centers shall maintain professional liability insurance with policy limits of at least $200,000 per occurrence and $600,000 in the aggregate per year and an umbrella policy in the amount of $10,000,000. The Company shall provide DMN with certificates or other evidence of said

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coverage and will promptly notify DMN of any cancellation or significant change
30 days prior to such cancellation or significant change. If such coverage is written on a claims made form, then the Company shall maintain the coverage for a period of no less than five years following termination of this Agreement or, if earlier terminated, the Company shall procure and maintain full tail coverage that provides the same coverage as the terminated policy.

     7.4 Other Insurance. DMN, on behalf of and at the expense of the Company, shall obtain

          (a) fire and extended coverage insurance with respect to the Centers and their contents, and

          (b) general liability insurance coverage with policy limits of at least $1,000,000 per occurrence and $3,000,000 in the aggregate per year with respect to the Company's ownership of the Centers. DMN and RCG shall be named as additional insureds under the general liability policy.

                                  ARTICLE VIII.
                              TERM AND TERMINATION

     8.1 Term. This Agreement shall commence on the date of its execution, and shall continue until the tenth anniversary of the commencement of operations at the first Center opened by the Company, unless terminated earlier by mutual agreement, by dissolution of the Company or in accordance with this Article.

     9.2 Causes for the Company Termination. The Company may terminate this Agreement prior to its expiration for "cause" under any of the following conditions relative to the duties or responsibilities to be performed hereunder:
(i) conviction of DMN or any of its employees (in his or her capacity as an employee of DMN) of a felony related to the operation of the business of the Company; (ii) suspension or revocation of the licenses or authorizations required to be maintained by DMN or any of its applicable employees or involuntary termination from Medicare or Medicaid programs available to the Company; (iii) the issuance of a trial court civil judgment against DMN or any of its employees (in his or her capacity as an employee of DMN) for negligence, fraud or acts of theft or embezzlement against, or in connection with the business of, the Company; (iv) material breach of any terms, provisions, representations or warranties set forth in this Agreement by DMN; or (v) failure by DMN of any representation warranty to be true and correct in all material respects when made, or deemed to be made; provided that no such termination shall occur unless the Company notifies DMN of the breach in writing and DMN does not cure or commence good faith efforts to cure the breach within 30 days after written notice of the breach and diligently pursue the cure to completion. The parties recognize that the Centers may from time to time receive notice of deficiencies in compliance with various health care rules and regulations, and DMN shall be given the maximum time allowable under the law and regulations in which to correct any such deficiencies before the Company shall be permitted to take any action to terminate this Agreement.

     9.3 Required Vote for Termination. Any termination of DMN for cause under this Agreement must be approved by vote of members in the Company holding at least a majority of the equity interests in the Company, excluding interests held by DMN or any affiliate of RCG.

     9.4 Causes for DMN Termination. DMN may terminate this Agreement prior to expiration for "cause" under any of the following conditions: (i) the Company's failure to pay compensation when due hereunder within 10 days following notice from DMN to the Managers, notifying the Company of its failure to pay; and (ii) the Company's failure to perform or observe any other obligation, promise or covenant made by the Company pursuant to this Agreement; provided that no such termination under subsection (ii) shall occur unless the Company notifies DMN of the breach in writing and DMN does not cure or commence good faith efforts to cure the breach within 30 days after written notice of the breach and diligently pursue the cure to completion.

     9.5 Post-Termination Obligations. If the Company exercises its right to terminate this Agreement for any of the causes described in Section 9.2 above, DMN will provide to the Company, at the unanimous request of the Members other than any affiliate of DMN (including RCG or RCG Indiana LLC), up to six months of transitional management services for the Company, for which DMN will continue to be reimbursed for expenses of the Company and to be paid the Management Fee described in Article V.

                                   ARTICLE X.
                                  MISCELLANEOUS

     10.1 Assignment. This Agreement may not be assigned by either party, and DMN may not delegate its duties under this Agreement, without the prior written consent of the other party, provided, however, that DMN may assign this Agreement or delegate its duties to any of its affiliates. Such assignment or delegation to an affiliate shall not relieve DMN from liability for any breach of this contract. Nothing in this Agreement shall prevent DMN from subcontracting for services required at the Centers.

     10.2 No Practice of Medicine. Nothing in this Agreement shall be construed to require or permit the practice of medicine by DMN or any employee of DMN.

     10.3 Effect on Successors. This Agreement shall be binding upon, enforceable by, and inure to the benefit of the parties and their permitted successors and assigns.

     10.4 Further Documents. The parties covenant and agree that they and their successors and assigns will execute any and all instruments, releases, assignments and consents which may reasonably be required of them in order to carry out the provisions of this Agreement. Notwithstanding expiration or termination of this Agreement, each party shall take such further actions as are necessary to fulfill its existing obligations, which by their terms require performance after expiration or termination of this Agreement.

     10.5 Entire Agreement. This Agreement, together with the Joint Venture Agreement, contains the entire agreement between the parties relating to the subject matter of this Agreement. The terms of this Agreement may be modified or amended only by a writing signed by all parties. In the event of a conflict between the terms of this Agreement and the terms of the Joint Venture Agreement, the terms of the Joint Venture Agreement shall govern.

     10.6 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced pursuant to the laws of the State of Indiana without giving effect to the conflicts of laws principles thereof, and the Joint Venture Agreement shall be governed by and construed, interpreted and enforced pursuant to the laws of the State of Delaware.

     10.7 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be effective immediately if delivered in person or delivered by confirmed facsimile transmission. Notices to the Company shall be effective only if delivered to all Members of the Company who own five percent or more of the Membership Interests of the Company. Notices shall be effective three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the addresses set forth below (or to such other address for a party as shall be specified by like notice); provided that a notice of a change of address shall be effective only upon receipt thereof:

     (a)  Three Rivers Dialysis Services, LLC
          c/o Renal Care Group, Inc.
          2100 West End Avenue, Suite 800
          Nashville, Tennessee 37203
          Facsimile: (615) 345-5503
          Attention: Chief Financial Officer and General Counsel

          with a copy to all Members who own five percent or more of the Membership Interests of the Company, to the addresses listed for such Members on the books of the Company.

     (b)  DMN of Indiana Corporation
          c/o RCG of Indiana, LLC
          10585 North Meridian, #160
          Indianapolis, Indiana 46290
          Facsimile: (317) 574-4742
          Attention: Chief Operating Officer

     10.9 No Waiver, The failure of any party to insist at any time upon the strict observance or performance of any of the provisions of this Agreement shall not impair any such right or remedy or be construed to be a waiver or relinquishment. Every right and remedy given by this Agreement to the parties may be exercised from time to time and as often as may be deemed expedient by the parties.

     10.10 Enforceability; Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not, unless otherwise specified, affect the validity or enforceability of any other term or provision. If the affected term or provision is material and its invalidity or unenforceability results in a substantial economic detriment to the Company or DMN, the parties shall negotiate in good faith a resolution which to the maximum extent feasible preserves to each party the rights and benefits contemplated hereunder.

     10.11 Confidentiality. Each party hereto covenants and agrees that it shall not disclose the terms of this Agreement or any agreement supplementing this Agreement to third parties, except as and to the extent disclosure is required by law, or required for the performance of its obligations hereunder or under related agreements, or as necessary or appropriate in dealing with the accountants, attorneys and other representatives of the respective parties.

                                   ARTICLE XI.
                             GOVERNMENTAL APPROVALS

     11.1 Access to Books and Records. In accordance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and the provisions of 42 CFR Section 420.300, et seq., DMN will maintain, and allow the Comptroller General of the United States, the Department of Health and Human Services, and their duly authorized representatives access to, DMN's contracts, books, documents and records until the expiration of four (4) years after the services are furnished under this Management Agreement, and DMN will also allow such access to contracts between it and related organizations and related books, documents and records. To the extent that DMN subcontracts any of its duties hereunder where the value or cost of the service component is $10,000 or more within a 12-month period, DMN will require a similar access clause in its written subcontracts.

     11.2 Termination Upon Government Disapproval. In the event that this Agreement is disapproved by any governmental body having jurisdiction over the Company in a final order, and this Agreement is not amended to the satisfaction of the governmental body within 90 days after the final order was entered, this Agreement may be terminated by either party upon written notice without incurring any liability as a result thereof.

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                                      -10-

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        THREE RIVERS DIALYSIS SERVICES, LLC

                                        By: Its Manager


                                        Name: /s/ Stephen D. McMurray
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        DMN OF INDIANA CORPORATION


                                        By: /s/ R. Dirk Allison
                                            ------------------------------------
                                        Title: Vice President
                                               ---------------------------------

                                    EXHIBIT A

                      LOCATIONS AND DESCRIPTION OF CENTERS

To be completed and initialed as Center sites are identified and approved.

                                    EXHIBIT B

                               MANAGEMENT SERVICES

-    Development and implementation of a business plan

- Executive management and administration, excluding the Administrator of the Centers and on-site staff required for data collection and entry

-    Financial statement preparation

- Supervision for all facility accounting and reporting, consistent with Medicare requirements

-    All budget preparation and planning

-    Regulatory compliance monitoring and reporting

- Human resources services, including training programs and consulting service related to hiring, training, and development of all non-physician employees, consistent with Medicare requirements

-    Payroll and benefits administration

- Computer systems and support, excluding telecommunication changes, computer hardware and office equipment on-site, and third party software support and maintenance

-    Facility policies and procedures, consistent with Medicare requirements

-    Quality assurance programs, consistent with Medicare requirements

-    Risk management, excluding costs of coverage

- Patient education programs, customer service programs, and staff support programs

-    Marketing consultation

- Materials management including purchasing (supplies, pharmaceutical, equipment maintenance)

-    Billing and collection of technical and facility fees

- Supervision and management of all records storage, maintenance and security procedures in compliance with all applicable federal, state and local laws and regulations, and in accordance with industry standards

-    Managed care services and products

-    Information systems development and implementation

                                    EXHIBIT C

                              DEVELOPMENT SERVICES

- Site selection and construction management for the construction, development and opening of new dialysis centers and programs, including, but not limited to the following (but excluding the Administrator):

-    general facility design and development

- supervision of the preparation of detailed plans and specifications for new facilities

-    the preparation of capital and preliminary operating budgets

- interviewing, selecting and supervising the work of architects, engineers, consultants, contractors and subcontractors

-    selection and implementation of information systems hardware and software

-    purchasing furniture, fixtures and equipment

-    interior design

-    obtaining municipal, state, and federal licenses and approvals